Exhibit 99.1

Core-Mark Announces Third Quarter 2012 Financial Results

•	Third Quarter Revenue up 4%; Record Annual Sales Expected to Approximate $9 Billion

•	Diluted EPS of $0.90 for the Third Quarter; EPS Guidance Refined to$2.75-$2.85 for the Year

South San Francisco, California - November 8, 2012 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2012.

“We expect record sales and record profits in 2012 despite the compressing effect that a lack of inflation had on third quarter earnings,” said J. Michael Walsh, President and Chief Executive Officer. “I have never felt more bullish on the future of the Company as I do at this time and have total confidence that Tom Perkins will leverage our strategies for the benefit of our customers and continued industry-leading growth for Core-Mark. This Company has a bright future due to the fact it is exceptionally in sync with its customers. The past 10 years for Core-Mark have been great; the next 10 will be even better.”

Third Quarter

Net sales increased 4.0% to $2.31 billion for the third quarter of 2012 compared to $2.23 billion for the same period in 2011 driven by the Company's expansion in the Southeastern U.S. during the third quarter of 2011. Sales growth was compressed by lower cigarette carton sales in our base business and one less selling day this quarter.  However, non-cigarette sales increased 9.1% driven by market share expansion, increases in our same store sales and execution on our key marketing strategies.

Gross profit for both the third quarter of 2012 and 2011 was $122.2 million. Remaining gross profit increased 3.9% to $125.8 million. Non-cigarette remaining gross profit grew $4.9 million or 6.1% compared to the same quarter last year, and cigarette remaining gross profit per carton was essentially flat. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2012	2011	% Change

Gross profit	$122.2	$122.2
Cigarette inventory holding gains	(0.2)	(4.4)
LIFO expense	3.8	5.0
Net candy holding gain	—	(1.7)
Remaining gross profit	$125.8	$121.1	3.9%

The Company's operating expenses for the third quarter of 2012 were $105.0 million compared to $101.1 million in the same quarter of 2011. As a percentage of net sales, total operating expenses were essentially flat. Operating expenses were underleveraged on lighter than expected sales and some temporary operating inefficiencies at certain warehouses during the summer months.

Net income for the third quarter of 2012 was $10.5 million compared to $12.0 million for the same period in 2011. The decrease in net income was driven primarily by a near absence of manufacturers' price increases and the associated inventory holding gains. The timing of manufacturer price increases can vary year to year and are not within the Company's direct control.  In 2012, there has been little or no inflation in a number of product categories compared to historical levels.  Adjusted EBITDA decreased from $33.0 million in the third quarter of 2011 to $28.7 million in the third quarter of 2012 for the same reasons. The components of adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2012	2011	% Change

Net income	$10.5	$12.0	(12.5)%
Interest expense, net (1)	0.3	0.4
Provision for income taxes	6.4	7.3
Depreciation and amortization	6.3	5.4
LIFO expense	3.8	5.0
Stock-based compensation expense	1.4	1.5
Foreign currency transaction losses, net	—	1.4
Adjusted EBITDA	$28.7	$33.0	(13.0)%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $0.90 for the third quarter this year compared to $1.03 in the third quarter of last year. These per share results were impacted by several items, which are reconciled in the attached diluted EPS table following the financial statements. Excluding these items, diluted earnings per share on an adjusted basis were $1.01 for the third quarter in 2012 compared to $1.14 for the same quarter last year. Approximately 80% of this decline was due to an absence of manufacturers' price increases and the associated inventory holding gains

First Nine Months of 2012

Net sales were $6.70 billion for the first nine months of 2012 compared to $5.99 billion for the same period in 2011, a 12.0% increase. The increase in sales was driven primarily by the expansion in the Southeastern U.S. and the acquisition of Forrest City Grocery Company (FCGC). In addition, non-cigarette sales contributed to the growth with increases in same store sales and continuing successful implementation and execution of the Company's Vendor Consolidation Initiative and “Fresh” program.

Gross profit for the first nine months of 2012 was $354.9 million compared to $324.3 million for the same period last year. Remaining gross profit was $361.4 million in the first nine months of 2012 compared to $325.3 million in 2011, an increase of $36.1 million or 11.1%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2012	2011	% Change

Gross profit	$354.9	$324.3	9.4%
Cigarette inventory holding gains	(4.5)	(5.3)
LIFO expense	11.0	12.5
Net candy holding gain	—	(5.9)
OTP tax items	—	(0.3)
Remaining gross profit	$361.4	$325.3	11.1%

The Company's operating expenses for the nine months of 2012 increased to $313.8 million compared to $287.3 million for the same period in 2011. As a percentage of net sales, operating expenses improved 12 basis points due primarily to start-up costs associated with our Florida and FCGC distribution centers last year and a reduction in insurance costs related to legacy claims this year.

Net income for the nine months of 2012 was $24.2 million compared to $21.0 million for the same period in 2011, a 15% increase. Strong revenue growth and increases in gross profit dollars, despite the lower level of non-cigarette holding gains were the primary drivers to the improvement in net income. In addition, adjusted EBITDA increased 8% from $69.7 million in the first nine months of 2011 to $75.2 million for the same period this year, components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2012	2011	% Change

Net income	$24.2	$21.0	15.2%
Interest expense, net (1)	1.3	1.4
Provision for income taxes	15.5	14.0
Depreciation & amortization	19.0	16.1
LIFO expense	11.0	12.5
Stock-based compensation expense	4.1	4.1
Foreign currency transaction losses, net	0.1	0.6
Adjusted EBITDA	$75.2	$69.7	7.9%

______________________________________
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $2.08 for the first nine months of this year compared to $1.78 for the same period last year, an increase of 16.9%. These per share results were impacted by several items, which are reconciled in the attached diluted EPS table following the financial statements. Excluding these items, diluted earnings per share would have been $2.34 for the first nine months of 2012 compared to $2.07 for the same period last year, representing a 13.0% increase.

Guidance for 2012

The Company refined its annual diluted earnings per share guidance to $2.75- $2.85.  The EPS guidance includes $0.78 per share of LIFO expense, or about $15 million, a 39% tax rate and approximately 11.7 million fully diluted shares outstanding.  Further, the Company expects annual net sales to approximate $9.0 billion and expects adjusted EBITDA to be between $102 and $103 million. The adjusted EBITDA guidance includes holding gains, a lack of inflation in the non-cigarette categories and excludes any impact from acquisitions.

Capital expenditures for 2012 are expected to approach $30 million, approximately half of which is being utilized for expansion projects with the remainder used for maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, November 8, 2012 at 9:00 a.m. Pacific time during which management will review the results of the third quarter. The call may be accessed by dialing 1-800-471-6718 using the code 33595739. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2012 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 27 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$13.3	$15.2
Restricted cash	10.9	12.6
Accounts receivable, net of allowance for doubtful accounts of $10.6 and $9.6
at September 30, 2012 and December 31, 2011, respectively	234.9	215.7
Other receivables, net	49.9	42.0
Inventories, net	278.7	362.3
Deposits and prepayments	44.0	48.2
Deferred income taxes	6.2	6.2
Total current assets	637.9	702.2
Property and equipment, net	106.0	99.5
Goodwill	16.2	16.2
Other non-current assets, net	52.5	52.3
Total assets	$812.6	$870.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$102.4	$91.5
Book overdrafts	20.5	27.1
Cigarette and tobacco taxes payable	151.8	173.4
Accrued liabilities	75.7	78.6
Deferred income taxes	0.3	0.3
Total current liabilities	350.7	370.9
Long-term debt	1.1	63.1
Deferred income taxes	12.4	9.8
Other long-term liabilities	8.6	9.5
Claims liabilities, net	27.5	27.8
Pension liabilities	11.0	13.6
Total liabilities	411.3	494.7
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized,12,574,680 and
12,382,724 shares issued; 11,519,103 and 11,344,947 shares outstanding at
September 30, 2012 and December 31, 2011, respectively)	0.1	0.1
Additional paid-in capital	247.7	240.1
Treasury stock at cost (1,055,577 and 1,037,777 shares of common stock at
September 30, 2012 and December 31, 2011, respectively)	(32.9)	(32.2)
Retained earnings	189.7	171.6
Accumulated other comprehensive loss	(3.3)	(4.1)
Total stockholders’ equity	401.3	375.5
Total liabilities and stockholders’ equity	$812.6	$870.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$2,314.9	$2,225.1	$6,702.9	$5,987.4
Cost of goods sold	2,192.7	2,102.9	6,348.0	5,663.1
Gross profit	122.2	122.2	354.9	324.3
Warehousing and distribution expenses	68.4	61.7	198.0	173.4
Selling, general and administrative expenses	35.9	38.6	113.4	111.8
Amortization of intangible assets	0.7	0.8	2.4	2.1
Total operating expenses	105.0	101.1	313.8	287.3
Income from operations	17.2	21.1	41.1	37.0
Interest expense	(0.4)	(0.6)	(1.6)	(1.8)
Interest income	0.1	0.2	0.3	0.4
Foreign currency transaction losses, net	—	(1.4)	(0.1)	(0.6)
Income before income taxes	16.9	19.3	39.7	35.0
Provision for income taxes	(6.4)	(7.3)	(15.5)	(14.0)
Net income	$10.5	$12.0	$24.2	$21.0

Basic net income per common share (1)	$0.92	$1.05	$2.12	$1.84
Diluted net income per common share (1)	$0.90	$1.03	$2.08	$1.78

Basic weighted-average shares	11.5	11.4	11.4	11.4
Diluted weighted-average shares	11.7	11.7	11.6	11.8

Dividends declared and paid per common share	$0.17	—	$0.51	$—
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$24.2	$21.0
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	10.9	12.6
Amortization of debt issuance costs	0.3	0.4
Stock-based compensation expense	4.1	4.1
Bad debt expense, net	1.3	1.2
Depreciation and amortization	19.0	16.1
Foreign currency transaction losses, net	0.1	0.6
Deferred income taxes	2.5	1.6
Changes in operating assets and liabilities:
Accounts receivable, net	(20.0)	(24.5)
Other receivables, net	(7.8)	(0.6)
Inventories, net	74.3	5.3
Deposits, prepayments and other non-current assets	(1.2)	(18.0)
Accounts payable	10.6	37.0
Cigarette and tobacco taxes payable	(23.0)	(9.6)
Pension, claims, accrued and other long-term liabilities	(6.5)	0.8
Net cash provided by operating activities	88.8	48.0
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(51.4)
Restricted cash	2.1	(2.1)
Additions to property and equipment, net	(20.3)	(11.1)
Capitalization of software	(0.2)	—
Proceeds from sale of fixed assets	0.3	—
Net cash used in investing activities	(18.1)	(64.6)
Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(62.0)	23.6
Dividends paid	(5.9)	—
Payments of financing costs	—	(0.7)
Repurchases of common stock	(0.7)	(18.0)
Proceeds from exercise of common stock options and warrants	3.4	4.7
Tax withholdings related to net share settlements of restricted stock units	(1.4)	(1.2)
Excess tax deductions associated with stock-based compensation	1.1	1.6
(Decrease) increase in book overdrafts	(6.7)	10.9
Net cash (used in) provided by financing activities	(72.2)	20.9
Effects of changes in foreign exchange rates	(0.4)	(0.3)
(Decrease)/Increase in cash and cash equivalents	(1.9)	4.0
Cash and cash equivalents, beginning of period	15.2	16.1
Cash and cash equivalents, end of period	$13.3	$20.1
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net of refunds	$6.1	$4.5
Interest paid	$1.1	$1.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012 (a)	2011 (a)	% Decrease	2012 (a)	2011 (a)	% Increase
Net income	$10.5	$12.0	(12.5)%	$24.2	$21.0	15.2%

Diluted shares	11.7	11.7		11.6	11.8

Diluted EPS	$0.90	$1.03	(12.6)%	$2.08	$1.78	16.9%
LIFO expense	0.19	0.26		0.57	0.64
Diluted EPS excluding LIFO expense	$1.09	$1.29	(15.5)%	$2.65	$2.42	9.5%
Cigarette inventory holding gains (1)	(0.01)	(0.22)		(0.23)	(0.27)
Net candy holding gain (2)	—	(0.09)		—	(0.30)
Legacy insurance claims (3)	(0.07)	—		(0.09)	—
Acquisition and start-up costs (4)	—	0.09		—	0.20
OTP tax items (5)	—	—		—	(0.01)
Foreign exchange losses	—	0.07		0.01	0.03
Adjusted diluted EPS (6)	$1.01	$1.14	(11.4)%	$2.34	$2.07	13.0%
______________________________________________
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.2 million and $4.4 million for the three months ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012 and 2011, cigarette inventory holding gains were $4.5 million and $5.3 million, respectively.

(2) Net candy holding gain
For the three and nine months ended September 30, 2011, we recognized a net candy holding gain of approximately $1.7 million and $5.9 million, respectively, resulting from manufacturer price increases during the second quarter. The net candy holding gain was estimated as the amount in excess of our normal manufacturer incentives for those products sold during the three and nine months ended September 30, 2011.

(3) Legacy insurance claims
During the three and nine months ended September 30, 2012, we recorded a $1.4 million and $1.8 million reduction in expenses resulting from the favorable resolution of legacy workers' compensation and insurance claims.

(4) Acquisition & start-up costs
For the three and nine months ended September 30, 2011, we incurred $1.8 million and $3.3 million, or $0.09 and $0.20 per diluted share respectively, of costs related to the acquisition of Forrest City Grocery Company (FCGC) and start-up costs associated with the new Customer Agreement.

(5) OTP tax items
During the nine months ended September 30, 2011, we recorded an Other Tobacco Products (OTP) tax refund of $0.8 million, offset by $0.5 million of charges related primarily to a state excise tax assessment.

(6) Adjusted diluted EPS
For the three and nine months ended September 30, 2012, we recorded $1.9 million and $3.4 million less, respectively, in food/non-food inventory holding gains from manufacturer price increases compared to the same periods in 2011. The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 40.22% and 39.66% for the three and nine months ended September 30, 2012 and 2011, respectively, except for the non-deductible acquisition costs related to FCGC of $1.0 million for the nine months ended September 30, 2011.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.